Exhibit 10.11

October 27, 2006

Mr. Paul Westberg

[Address]

Dear Paul:

Re:	Employment Offer

On behalf of Bayhill Therapeutics, Inc. (“Bayhill Therapeutics” or the “Company”), I am pleased to offer you the position of VP Business Development. In this position you will report to me as the CEO of the company.

The terms of your employment are as follows:

1. At-Will Employment. You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

2. Compensation.

(a) Base Salary: Your base salary shall be $18,333.33 monthly, payable in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) as may from time to time be established in the future. Your position is classified as “exempt” and you will not be eligible for overtime pay.

(b) Annual Bonus: The Company will pay you an annual bonus, based upon the achievement of agreed upon performance goals, based upon 20% of your annual salary. The first bonus will be tied to your performance in the 2007 calendar year. The bonus will be payable in compliance with applicable tax withholding laws.

(c) Incentive Stock Options: Company management will recommend to the Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase up to 240,000 shares of the Company’s Common Stock. The Stock Option shall vest over five (5) years with 20% of the shares subject to the Stock Option vesting at the end of the first year and the remaining shares subject to the Stock Option vesting monthly over a four-year period thereafter. The Stock Option shall be exercisable at a price per share equal to the fair market value of the Company’s Common Stock on the date of grant as then determined by the Company’s Board of Directors. The Stock Option will be an incentive stock option to the extent permitted by applicable law. Other terms of the Stock Option shall be set forth in a stock option agreement to be entered into between you and the Company and shall also be subject to the terms of the Company’s 2002 Equity Incentive Plan, both of which you will be required to sign as a condition of receiving the Stock Option. The grant of the Stock Option and its terms are subject in all respects to the approval of the Board of Directors.

3. Benefits. You shall be entitled to the Company’s basic employment benefits available to all Company employees, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

4. Employment Terms. This offer, and your employment by the Company, is contingent upon your signing and returning to the Company on or before your employment start date, the attached “Confidential Information and Invention Assignment Agreement.” Please note that this offer letter, the attached agreement, and any stock option agreements set forth the entire agreement and understanding between you and the Company regarding your employment relationship and supersede any other written or oral representation or promise. The provisions of this offer letter regarding “at will” employment may only be modified by a document signed by you and the Company’s CEO or President.

5. Start Date. Your start date will be November 1, 2006. Please indicate your acceptance of this offer letter by signing and returning a copy to me by October 30, 2006.

Paul, we are very excited at the prospect of your joining us at Bayhill Therapeutics and participating in the creation of what I believe can be a highly successful biopharmaceutical company that can make a major contribution to alleviating the debilitating effects of various autoimmune and other diseases. We look forward to your enthusiastic participation.

Very truly yours,

/s/ Mark W. Schwartz
Mark W. Schwartz
President and CEO

Agreed and Accepted:

I accept this offer of employment on the terms stated above.

/s/ Paul Westberg
Paul Westberg

Date: October 30, 2006